Exhibit (a)(16)

Reject the HudBay Bid APRIL 2014 Vote FOR the Continuance of the Shareholder Rights Plan

Vote FOR the Continuance of the Shareholder Rights Plan Reject the HudBay Bid APRIL 2014

FORWARD LOOKING INFORMATION This presentation contains information that constitutes "forward-looking statements" under United States federal securities laws or "forward-looking information" under Canadian securities laws. These statements and information relate to future events and Augusta's future performance, business prospects or opportunities, including information concerning the HudBay Offer, which are subject to certain risks, uncertainties and assumptions. Such forward-looking statements and forward-looking information include, but are not limited to statements concerning Augusta's plans at the Rosemont Project, including the timing for obtaining final permits, construction and estimated production, expectations surrounding future financings and refinancings, capital and operating cash flow estimates, changes in market conditions, changes or disruptions in the securities markets and market fluctuations in the prices for Augusta's securities, the lack of any alternative transactions or the terms and conditions of any alternative transactions not being acceptable. Forward-looking statements or information is frequently, but not always, characterized by words such as "will", "plan", "expect", "project", "intend", "believe", "anticipate", "budget", "forecast", "schedule", "estimate" and similar expressions, or statements that certain events or conditions "may", "should", "could", "might" or "will" occur. The forward-looking statements or information contained in this presentation is based on the reasonable expectations and beliefs of management and involves numerous assumptions, known and unknown risks and uncertainties, both general and specific to Augusta and the industry in which the Company operates. Such assumptions, risks and uncertainties include, but are not limited to Augusta's history of losses, requirements for additional capital, dilution, loss of material properties, interest rate increases, global economy, no history of production, speculative nature of exploration activities, periodic interruptions to exploration, development and mining activities, environmental hazards and liability, industrial accidents, failure of processing and mining equipment, labour disputes, supply problems, commodity price fluctuations, uncertainty of production and cost estimates, the interpretation of drill results and the estimation of mineral resources and reserves, legal and regulatory proceedings and community actions, title and tenure matters, regulatory restrictions, permitting and licensing, volatility of the market price of the Company’s common shares, insurance, competition, hedging activities, currency fluctuations, loss of key employees, as well as those factors disclosed in Augusta's documents filed from time to time with the securities regulators in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick and Newfoundland and Labrador. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements of the Company, or industry results, may vary materially from those described in this presentation. For further details, reference is made to the risk factors discussed or referred to in Augusta's annual and interim management's discussion and analyses and Annual Information Form on file with the Canadian securities regulatory authorities and available under Augusta's issuer profile on SEDAR at www.sedar.com. Although Augusta has attempted to identify important factors that could cause actual actions, events, results, performance or achievements to differ materially from those described in the forward-looking statements or information contained in this presentation, there may be other factors that cause actions, events, results, performance or achievements not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements or information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Such forward-looking statements and information are made or given as at the date of this presentation and Augusta disclaims any intention or obligation to update or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, except as required under applicable securities law. The reader is cautioned not to place undue reliance on forward-looking statements or information. Augusta has quoted from publicly available analyst reports in this document. These analysts have not consented to the inclusion of all or any portion of their reports in this document. None of the firms employing such analyses were advisors to Augusta or HudBay in connection with the HudBay Offer as at the date of such analysts’ reports. ALL DOLLARS ARE IN CANADIAN DOLLARS UNLESS OTHERWISE NOTED, ALL TONS ARE IN SHORT TONS ALL METRICS RELATING TO ROSEMONT ARE PRESENTED ON A 100% BASIS

MINERAL RESOURCE AND TECHNICAL INFORMATION Information in this presentation and disclosure documents of Augusta that are filed with Canadian securities regulatory authorities concerning mineral properties have been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws. Without limiting the foregoing, these documents use the terms "mineral reserve", "mineral resource", "measured mineral resource", "indicated mineral resources" and "inferred mineral resource". Shareholders in the United States are advised that, while such terms are recognized and required by Canadian securities laws, the U.S. Securities and Exchange Commission (the "SEC") does not recognize them. Under United States standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher resource category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Therefore, United States investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. Disclosure of contained ounces is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report resources as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and resources contained in these documents may not be comparable to information made public by United States companies subject to the reporting and disclosure requirements of the SEC. National Instrument 43-101 - Standards of Disclosure for Mineral Projects ("NI 43-101") is a rule developed by the Canadian Securities Administrators, which has established standards for public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all resource and technical information of Augusta contained in this Directors' Circular or contained in documents referenced in this Directors' Circular have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System.

OVERVIEW HudBay Continues to Mislead and Coerce Augusta Shareholders HudBay Shares Contain Considerable Risks HudBay Offer Greatly Undervalues Rosemont HudBay’s Opportunistic Low Ball Bid REJECT the HudBay Offer and VOTE FOR the Continuation of the Shareholder Rights Plan

HUDBAY CONTINUES TO COERCE AND MISLEAD AUGUSTA SHAREHOLDERS

HUDBAY’S TACTICS ARE HIGHLY COERCIVE HudBay’s Coercive Playbook Eliminate minimum tender condition HudBay is attempting to secure a minority blocking position in Augusta By acquiring an additional 17% or less of the shares, HudBay would own 33%(1) of Augusta (a blocking position) and will be able to prevent future transactions at higher valuations once the permits are received This also demonstrates that HudBay is committing to own a larger stake in the Company so clearly they don’t believe their own rhetoric about the financial strength of Augusta Seek order to cease trade shareholder rights plan The SRP protects Augusta shareholders from HudBay’s coercive tactics by preventing HudBay from securing a blocking position The SRP ensures that a majority of Augusta shareholders will control their own destiny Move bid expiry in advance of shareholder vote Another attempt by HudBay to coerce Augusta shareholders The vote date was moved to preserve Augusta shareholders choice REJECT the HudBay Offer and VOTE FOR the Continuation of the Shareholder Rights Plan 1. HudBay’s currently owns approximately 16% of Augusta.

HUDBAY’S TACTICS ARE HIGHLY COERCIVE HudBay’s Coercive Playbook Avoid submitting a “Permitted Bid” A “Permitted Bid” is not coercive to shareholders and can be made by HudBay or any other bidder while the SRP is in place, and is as follows: Made to all shareholders, other than the Offeror Outstanding for not less than 60 days A minimum tender condition of more than 50% of the Voting Shares held by Independent Shareholders   Voting Shares deposited pursuant to the Bid may be withdrawn until taken up and paid for If more than 50% of the Voting Shares held by Independent Shareholders shall have tendered, the Offeror will announce such fact and extend for not less than 10 Business Days Attempt to scare shareholders with misleading statements HudBay’s scare tactics regarding Augusta’s financial condition, strategic review process and permitting are without merit and self-serving Selling a de-risked project achieves the most interest and the highest price for shareholders. HudBay knows this, which is why they pre-empted the conclusion of the permiting process with their hostile take-over bid REJECT the HudBay Offer and VOTE FOR the Continuation of the Shareholder Rights Plan

HUDBAY’S FALSE AND MISLEADING STATEMENTS HudBay says: Strategic Review Process has Failed HudBay has no basis for saying the strategic review process has failed 10 CA’s signed, five site visits, parties active with due diligence and management discussions FALSE HudBay says: Final Permits are Not Imminent FALSE Permitting is on track for completion in Q2 2014 Augusta’s guidance on timing has ALWAYS been in-line with the USFS HudBay’s comments are self-serving – they clearly agree that Rosemont will be permitted hence their opportunistic bid in advance of a major value creation event HudBay says: Augusta has “Deep Financial Problems” FALSE $12.5 million remains available to be drawn on the Red Kite loan facility, with the option to extend expiry by 3 months, which is sufficient to complete permitting and required critical path detailed engineering prior to the start of construction Funds from Silver Wheaton and JV partners can be used to repay an intra-company loan to Augusta, which Augusta will use to retire the Red Kite Loan Project financing is advancing well and is on track for completion in Q3 2014 REJECT the HudBay Offer and VOTE FOR the Continuation of the Shareholder Rights Plan

PERMITS EXPECTED IN Q2 2014 Permitting Update Aquifer Protection Permit Administrative law judge issued decision and dismissed appeal – June 2013 Water Quality Appeals Board upheld the decision to issue the APP – July 2013 Air Quality Permit Administrative law judge dismissed appeal on April 10, 2014 Final Record of Decision (ROD): Comment period on Draft ROD completed February 14, 2014 US Forest Service (USFS) currently responding to comments, review period concludes April 30, 2014 Once all objections are responded to in the review period the Final ROD is expected to be issued in Q2 2014 Clean Water Act 404 Permit: Submitted mitigation plan to the Army Corps of Engineers (ACOE) on April 1, 2014, as requested ACOE requested technical clarifications on April 16, 2014, response and final mitigation plan have been submitted ACOE to notify USFS of mitigation plan adequacy April 30, 2014, to enable USFS to proceed in accordance with their schedule Based on ACOE schedule, 404 Permit expected to be issued by the end of Q2 2014 All permits remain in full force and effect under any appeal or challenge Augusta remains confident that permitting will be achieved by the end of Q2 2014 REJECT the HudBay Offer and VOTE FOR the Continuation of the Shareholder Rights Plan

AUGUSTA’S FINANCING PLAN IS ON TRACK TO FULLY FUND ROSEMONT Joint Venture Partners* LG International and KORES Second tranche of $106M Silver Wheaton* Payment of $230M conditioned on demonstrating to Silver Wheaton, acting reasonably, that all permits necessary to construct and operate Rosemont “are expected to be obtained in the ordinary course of business by the time they are necessary”. When permits are granted, they remain in full force and in effect during the course of challenges and appeals Project Financing Sufficient to provide all the needed debt to construct the project The lenders’ due diligence is substantially complete and the proposed term sheet is in an advanced stage of discussion The lender group, Augusta and its financial and legal advisors are on track for completing project financing in Q3 2014 * Contrary to what HudBay is saying, the initial proceeds from the Silver Wheaton stream and the remaining joint venture partner funding are expected to be used by Rosemont to repay an intra-company loan to Augusta, which Augusta will use to retire the Red Kite loan REJECT the HudBay Offer and VOTE FOR the Continuation of the Shareholder Rights Plan

HUDBAY SHARES CONTAIN CONSIDERABLE RISKS

HUDBAY’S TRACK RECORD: HISTORY OF LOSSES AND NEGATIVE FREE CASH FLOW Net Income (C$ Millions) Free Cash Flow (C$ Millions)(1) Cumulative Losses of $270M+ Cumulative Negative Cash Flow of $1.3B+ 2011: Copper Achieves Historical Highs… HudBay Achieves Historical Lows 1. Calculated as operating cash flow (before stream deposit and changes in non-cash working capital) less capital expenditures SOURCE: Hudbay public disclosure $0 ($20) ($40) ($60) ($80) ($100) ($120) ($140) ($160) ($180) ($154) ($21) ($101) 2012 2013 $100 $0 ($100) ($200) ($300) ($400) ($500) ($600) ($700) ($800) ($900) ($1,000) $5 ($368) ($895) 2011 2012 2013 REJECT the HudBay Offer and VOTE FOR the Continuation of the Shareholder Rights Plan

HUDBAY’S TRACK RECORD: HISTORY OF UNDERPERFORMANCE  Total Shareholder Returns Since Appointment of Garofalo as CEO (June 21, 2010)(1) Last Twelve Months Last Three Years 72% 54% 45% 14% 1% (22%) 42% 34% 31% 13% 11% 7% 26% (11%) (33%) (33%) (33%) (41%) First Quantum Imperial Metals Lundin Capstone Nevsun HudBay Capstone First Quantum Lundin Nevsun Imperial Metals Hudbay Imperial Metals First Quantum Capstone Nevsun Lundin HudBay REJECT the HudBay Offer and VOTE FOR the Continuation of the Shareholder Rights Plan 1. Based on prior day pricing before CEO appointment announcement SOURCE: Bloomberg, based on total shareholder return

HUDBAY'S TRACK RECORD: POOR PROJECT DEVELOPMENT

- HudBay experienced a capital cost blow out greater than other recent open pit projects



20%
51%
72%
~85% (For Now…)
US$1,708+…?
C$1,500
C$1,570
C$943
C$789
C$992
C$915
US$920
Canadian Malartic
Detour Lake
Mt. Milligan
Constancia (1)
Feasibility Estimate
Final Estimate

REJECT the HudBay Offer and VOTE FOR the Continuation of the Shareholder Rights Plan

1. Constancia capital cost estimate at acquisition (January 2011) vs. most recent capital cost estimate (February 2014)

SOURCE: HudBay and Norsemont Mining Inc. public disclosure, HudBay presentation - April 2014

14

THE HUDBAY OFFER GREATLY UNDERVALUES ROSEMONT

ROSEMONT IS A WORLD CLASS PROJECT 1. Source: Public Filings. Ray Complex does not include smelter throughput. Rosemont is based on Rosemont 2012 Feasibility Study Update. 2. Represents 2012A production figures as 2013 figures are not yet disclosed. 3. Augusta plotted on copper C1 cash cost (2018E) based on Rosemont LOM average cash costs net of by-products including impact of Silver Wheaton Agreement. SOURCE: Wood Mackenzie, Rosemont 2012 Feasibility Study. 4. Source: Rosemont calculated based on Rosemont 2012 Feasibility Study. Other greenfield copper projects from Scotiabank GBM Research estimates February 10, 2014 Expected to be Third Largest U.S. Copper Mine 2013A U.S. Copper Production By Mine (Mlbs)(1) 664 465 243 235 216 171 171 146 134 108 96 61 Rosemont has Scarcity Value Industry Low Cash Costs One of the Lowest Cost Mines to Build Relative to Annual Production(4) SOURCE: Metals Economics Group Reserve Grade (% Cu) 0.7% 0.6% 0.5% 0.4% 0.3% 0.2% 0.1% 0.0% 0.0 10.0 20.0 30.0 Contains Copper Reserves (B lbs Cu) Over 100 copper development projects with reserves worldwide Only 22 large projects with a reserve base of at least 5 billion lbs of copper Only 3 projects not majority owned by a producer or government entity Rosemont is the most attractive construction-ready copper development opportunity Rosemont LOM Average C1 Cash Cost (US¢/lb) 600 400 200 0 -200 0 10,000 20,000 30,000 40,000 Paid Metal (Mlbs) Copper Industry C1 Cash Cost Curve (2018E)(3) (US$/CuEq lb/year) $16 $14 $12 $10 $8 $6 $4 $2 $0 ~US$7.50/lb Sentinel Antapaccay Rosemont Pumpkin Hollow Canariaco Haquira Santo Domingo Harper Creek Taca Taca Casino Las Bamabs Constancia Caspiche Schaft Creek Relincho Galore Creek Los Azules Mt. Milligan Sierra Gorda Cobre Panama QB Hypogene Oyu Tolgoi

AUGUSTA'S VALUE IS AT A TIPPING POINT

Rosemont has been substantially de-risked and is on the verge of key value creation milestones

- Project is construction ready
- Permits are imminent - in Q2 2014
  - Only two permits/approvals remain
  - Final ROD expected in Q2 2014
  - CWA 404 Permit expected in Q2 2014
- Financing plan on track to be fully executed in Q3 2014
  - Completed streaming agreement with Silver Wheaton
  - Completed joint venture agreement with LGI & KORES
  - Project debt financing facility on track for completion in Q3-2014

Mining Development Cycle and Valuation Implications[1]



1. Exploration
2. Discovery
3. Feasibility
4. Construction / Production
Value
Time
Rosemont
1
2
3
4

REJECT the HudBay Offer and VOTE FOR the Continuation of the Shareholder Rights Plan

1. Based on "Lassonde Curve" published in *The Gold Book* by Pierre Lassonde in 1990

17

HUDBAY OFFER IS HIGHLY OPPORTUNISTIC The HudBay Offer is scheduled to expire on May 5th, just weeks before the expected receipt of final permits Receives Groundwater Withdrawal Permit (January 2008) Announces publication of Rosemont draft Record of Decision (December 2013) Completes final Environmental Impact Statement (November 2013) Receives Reclamation Plan Approval/Permit (July 2009) HudBay announces hostile offer (February 2014) Receives Air Quality Permit; (January 2013) Files Plan of Operations; first step in NEPA permitting process (July 2007) Expects to receive final Record of Decision (Q2 2014) Expects to receive Clean Water Act 404 Permit (Q2 2014) 2007 2008 2009 2010 2011 2012 2013 2014 Receives Aquifer Protection Permit (April 2012) Receives Certificate of Environmental Compatibility (June 2012) Receives Stormwater Permit (April 2008) REJECT the HudBay Offer and VOTE FOR the Continuation of the Shareholder Rights Plan

PRECEDENT TRANSACTIONS SUPPORT SIGNIFICANTLY HIGHER VALUES The HudBay Offer represents a significant discount to Price/Net Asset Value ("P/NAV") multiples paid for comparable base metal transactions The HudBay Offer implies a P/NAV of 0.5x based on consensus estimates by research analysts, as compared to average precedent multiples of 0.8x for comparable base metal transactions HudBay paid a P/NAV of ~0.9x when it acquired the Constancia project in 2010 and Augusta believes that the Rosemont project is clearly superior to the Constancia project Several precedents are earlier stage and located in riskier jurisdictions Average: 0.8x P/NAV HudBay Offer: 0.5x P/NAV P/NAV REJECT the HudBay Offer and VOTE FOR the Continuation of the Shareholder Rights Plan 1. Constancia was a wholly-owned subsidiary of Norsemont Mining Inc. SOURCE: Public filings, S&P Capital IQ, Street research 0.00x 0.20x 0.40x 0.60x 0.80x 1.00x 1.20x Capstone -Far West (Chile) MMG - Las Bambas (Peru) Capstone - Pinto Valley (USA) HudBay – Constancia(1) (Peru) First Quantum – Antares (Peru) Thompson – Terrane (Canada) Lundin - Eagle Mine (USA) Chinalco - Peru Copper (Peru) China Sci-Tech – Chariot (Peru) CRCC – Corriente (Ecuador) HudBay – Augusta (USA)

ANALYSTS CONTINUE TO SUPPORT HIGHER VALUES AND EXPECT SHAREHOLDERS TO REJECT THE OFFER

AUGUSTA

Analyst Commentary

"Based primarily on the scarcity value of AZC's high quality copper project, we believe a higher bid is justified... With a project permit pending, we see good upside in the shares."

"In our view, the scarcity value of a reasonable capex (US$1.35 billion), reasonable scale (~102,000 tpa copper), low political risk (USA) copper project with near-term permits, implies a higher price than that offered by HudBay Minerals..."

- CIBC World Markets -

"We reviewed the current status of the HudBay offer for Augusta. We suggest that the market is telling HudBay its offer is wholly inadequate and is doomed to fail."

- Jennings -

"It seems clear to us that the current HBM offer will likely not be successful..."

- Canaccord -

Average Analyst Target Price vs. HudBay Offer



C$5.00
C$4.00
C$3.00
C$2.00
C$1.00
C$0.00
C$ / share
The HudBay Offer represents a 35% discount to Augusta's average analyst target price
C$4.35
C$3.18
C$2.85
Average Analyst Target Price
Augusta Share Price (22-Apr-14)
Implied Offer: 0.315x HudBay Shares (22-Apr-14)

REJECT the HudBay Offer and VOTE FOR the Continuation of the Shareholder Rights Plan

SOURCE: Bloomberg, S&P Capital IQ, Street research

20

CONCLUSION

REJECT HUDBAY’S LOW BALL BID VOTE FOR CONTINUANCE OF SHAREHOLDER RIGHTS PLAN HudBay’s Offer Does NOT Provide a Compelling Value Proposition The implied value of the HudBay offer is below precedent transaction P/NAV multiples Augusta shareholders’ participation in future value creation at Rosemont will be substantially reduced if HudBay achieves a minority blocking position HudBay is the worst performing company amongst its peers HudBay’s recent financial track record does not support their statement that their portfolio has strong cash flow generation HudBay does not have the capacity to advance Rosemont on the current development timeline HudBay’s management team has not proven their development expertise at Constancia, and lacks experience operating open pit mines in the U.S. Continuance of the Shareholder Rights Plan will prevent HudBay from acquiring a blocking position Shareholders are urged to vote for the continuance of the Shareholder Rights Plan prior to the BCSC hearing on April 29 Vote to Keep the SRP in Place and Maximize Value HudBay is attempting to come in at the last minute and deprive Augusta’s shareholders of the value you have been waiting to unlock If HudBay is allowed to obtain/secure a blocking position, it will be able to prevent Augusta from selling to the highest bidder once the permits are received Shareholders should be able to decide when they sell their company REJECT THE HUDBAY OFFER AND VOTE FOR THE CONTINUATION OF THE RIGHTS PLAN Post-Permits Pre-Permits

Executive Office Suite 1040 4500 Cherry Creek South Drive Denver, CO 80246 Corporate Office 555-999 Canada Place Vancouver, BC V6C 3E1 T: 604 687 1717 Investor Relations Letitia Cornacchia T: 416 860 6310 E: lcornacchia@augustaresource.com Laurel Hill Advisory Group T: 1 877 452 7184 (North American Toll-Free) T: 416 304 0211 (Collect Calls Accepted) E: assistance@laurelhill.com